Exhibit 23.1

Consent of Marcum LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Myomo, Inc. on Form S-3 [File No. 333-226045] and Forms S-8 [File No. 333-222263] and [File No. 333-225952] of our report, dated March 13, 2020, with respect to our audits of the financial statements  of Myomo, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of Myomo, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 13, 2020